Exhibit 1.2

NEWS RELEASE

AUGUSTA BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS REJECT HUDBAY’S UNSOLICITED OFFER

Directors, Officers and Shareholders holding over 33% of Augusta’s Common Shares (on a fully diluted basis) have advised Augusta that they WILL NOT TENDER to Hudbay’s Unsolicited Offer

Toronto, Ontario, February 24, 2014 — Augusta Resource Corporation (TSX/NYSE MKT: AZC) (“Augusta” or the “Company”) today announced that its Board of Directors unanimously recommends that Augusta shareholders REJECT the unsolicited offer (the “Unsolicited Offer”) from Hudbay Minerals Inc. (“Hudbay”) to acquire all of the outstanding common shares of Augusta.

Commenting on the offer, Richard Warke, Augusta’s Executive Chairman, said, “The unsolicited offer is grossly inadequate and does not come close to recognizing the full and fair value of Augusta and the world-class Rosemont project.  It not only is opportunistic, failing to compensate Augusta’s shareholders adequately at a time when the Company is at an inflection point of significant value creation, but it replaces this lost value with an increased exposure to risk. Our Board rejects this low ball bid, and recommends that our shareholders do not tender their common shares.”

In making this recommendation the Board considered a number of factors including the following:

•                  The Unsolicited Offer fails to recognize the strategic value of Augusta’s Rosemont project.

a)                   Rosemont is a scarce, large scale, construction ready copper asset.

b)                   Rosemont is located in a safe, politically stable and highly desirable jurisdiction.

c)                    Rosemont is a low capital intensity, low cost project.

d)                   Rosemont offers expansion and exploration potential.

•                  The timing of the Unsolicited Offer is highly opportunistic given that permitting is nearing completion and construction at the Rosemont project is imminent.

a)                Augusta has received seven of the eight major permits for the Rosemont project and the Board is confident that the last major permit, the Clean Water Act 404 permit, will be issued by the end of the second quarter of 2014.

b)                The Board is confident that the Rosemont project will be fully financed, and that construction will commence, in mid-2014.

c)                 The Board believes that the Unsolicited Offer is timed to deprive Augusta shareholders of the full and fair value of the Rosemont project.

•                  The value of the Unsolicited Offer is significantly below implied multiples of precedent base metal transactions.

181 Bay Street, 2nd Floor

Heritage Building

Toronto, ON M5J 2T3

T: 416 860 6310

E: info@augustaresource.com

•                  A combination of Hudbay and Augusta would be dilutive to Augusta shareholders.  If the Unsolicited Offer is successful, Augusta shareholders (other than Hudbay) will only hold approximately 18% of the combined company’s shares on a fully-diluted basis, but will have contributed approximately 26% of the combined company’s net asset value and approximately 41% of the combined company’s copper equivalent reserves and would account for approximately 32% of the combined company’s estimated total copper production by 2018.

•                  The market views the Unsolicited Offer as inadequate.

a)                The value of the Unsolicited Offer as of February 21, 2014 represents a DISCOUNT of 22% to the closing price of the Augusta shares on the Toronto Stock Exchange on that date.

b)                The value of the Unsolicited Offer as of February 21, 2014 is at an approximate 36% DISCOUNT to analysts’ average target price for Augusta shares as at such date.

•                  Augusta shareholders are not being adequately compensated for the risks and uncertainties inherent in Hudbay’s shares.

a)                Hudbay’s shares carry substantial geopolitical risks due to the location of material Hudbay assets in Peru.

b)               Hudbay’s development projects and core competencies introduce material additional risk.

•                  Hudbay has a track record of underperformance.  Since current senior management of Hudbay was appointed in June 2010, Hudbay’s shares have experienced a return of -20%, while its peer group is up an average of 54% over the same period.

•                  Scotia Capital Inc. and TD Securities Inc., the financial advisors to the Board, have delivered written opinions to the Board that, as of the date of such opinions and subject to the assumptions, limitations and qualifications stated in such opinions, the consideration offered pursuant to the Unsolicited Offer is inadequate from a financial point of view to Augusta shareholders other than HudBay and its affiliates.

•                  Directors, officers and four other shareholders of Augusta holding over 33% of the Augusta shares (on a fully-diluted basis) have advised Augusta that they WILL NOT TENDER to the Unsolicited Offer.  Amongst its numerous conditions, the Unsolicited Offer contains a condition that not less than 66 2/3% of Augusta shares, calculated on a fully-diluted basis, be tendered to that offer and not withdrawn.  Given the determination of the directors, officers and these shareholders it is a virtual certainty that, as structured, the Unsolicited Offer CANNOT SUCCEED.

•                  The Board of Directors is aggressively pursuing value-maximizing alternatives to the Unsolicited Offer.

•                  The Unsolicited Offer is inherently coercive and is not a “Permitted Bid” under Augusta’s shareholder rights plan.

•                  The Unsolicited Offer is highly conditional.  The Board is concerned that tendering to the Unsolicited Offer would, in effect, constitute the grant to Hudbay of an option to acquire the Augusta shares so tendered at a price that is grossly inadequate and does not come close to recognizing the value and potential of the Rosemont project.

The Board’s recommendation to Augusta shareholders that they REJECT the Unsolicited Offer and DO NOT TENDER their Augusta shares, as well as a more detailed discussion of the reasons for rejecting the Unsolicited Offer and the inadequacy opinions provided by Augusta’s financial advisors, is contained in the Directors’ Circular that will be mailed to each of Augusta’s shareholders and filed with Canadian securities regulatory authorities.  Shareholders are advised to read the Directors’ Circular carefully and in its entirety, as it contains important information regarding Augusta, Hudbay and the Unsolicited Offer. The Directors’ Circular will be available on SEDAR at www.sedar.com and on the Augusta website at www.augustaresource.com.

Scotia Capital and TD Securities are acting as financial advisors to Augusta and Davies Ward Phillips & Vineberg LLP and Cravath, Swaine & Moore LLP are acting as its legal advisors.

Conference Call and Webcast Information

The Company will host a conference call and webcast on Monday, February 24, 2014 at 10:00 am Eastern Time, where senior management will provide an update on the Unsolicited Offer. A slide presentation will be available for download on the Company’s website at www.augustaresource.com approximately 30 minutes before the conference call and webcast.

Conference Call Information:
Toll Free (North America):	(888) 231-8191
Toronto and International:	(647) 427-7450
Webcast:	www.augustaresource.com

Conference Call Replay:
Toll Free (North America):	(855) 859-2056 (passcode: 3815466)
Toronto and International:	(416) 849-0833 (passcode: 3815466)

The conference call replay will be available from 11:00 am Eastern Time on February 24, 2014 until 11:59 pm Eastern Time on March 3, 2014.

About Augusta

Augusta is a base metals company focused on advancing the Rosemont Copper deposit near Tucson, Arizona.  Rosemont hosts a large copper/molybdenum reserve that would account for about 10% of US copper output once in production (for details refer to www.augustaresource.com).  The exceptional experience and strength of Augusta’s management team, combined with the developed infrastructure and robust economics of the Rosemont project, propels Augusta to becoming a solid mid-tier copper producer. The Company trades on the Toronto Stock Exchange and the NYSE MKT under the symbol AZC.

Contact Information

Augusta Resource Corporation

Letitia Cornacchia, Vice President,

Investor Relations and Corporate Communications

Tel: (416) 860 6310

Email: lcornacchia@augustaresource.com

Cautionary Statements Regarding Forward Looking Information

Certain of the statements made and the information contained in this news release constitutes “forward-looking statements” under United States federal securities laws or “forward-looking information” under Canadian securities laws.  These statements and information relate to future events and Augusta’s future performance, business prospects or opportunities, including information concerning the Unsolicited Offer, which are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements and forward-looking information include, but are not limited to statements concerning Augusta’s plans at the Rosemont project, including the timing for obtaining final permits, construction and estimated production, expectations surrounding future financings and refinancings, capital and operating cash flow estimates, changes in market conditions, changes or disruptions in the securities markets and market fluctuations in the prices for Augusta’s securities, the lack of any alternative transactions or the terms and conditions of any alternative transactions not being acceptable.

Forward-looking statements or information is frequently, but not always, characterized by words such as “will”, “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “budget”, “forecast”, “schedule”, “estimate” and similar expressions, or statements that certain events or conditions “may”, “should”, “could”, “might” or “will” occur.  The forward-looking statements or information contained in this news release is based on the reasonable expectations and beliefs of management and involves numerous assumptions, known and unknown risks and uncertainties, both general and specific to Augusta and the industry in which the Company operates.  Such assumptions, risks and uncertainties include, but are not limited to Augusta’s history of losses, requirements for additional capital, dilution, loss of material properties, interest rate increases, global economy, no history of production, speculative nature of exploration activities, periodic interruptions to exploration, development and mining activities, environmental hazards and liability, industrial accidents, failure of processing and mining equipment, labour disputes, supply problems, commodity price fluctuations, uncertainty of production and cost estimates, the interpretation of drill results and the estimation of mineral resources and reserves, legal and regulatory proceedings and community actions, title and tenure matters, regulatory restrictions, permitting and licensing, volatility of the market price of the Company’s common shares, insurance, competition, hedging activities, currency fluctuations, loss of key employees, as well as those factors disclosed in Augusta’s documents filed from time to time with the securities regulators in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Newfoundland and Labrador.  Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company, or industry results, may vary materially from those described in this presentation.  For further details, reference is made to the risk factors discussed or referred to in Augusta’s annual and interim management’s discussion and analyses and Annual Information Form on file with the Canadian securities regulatory authorities and available under Augusta’s issuer profile on SEDAR at www.sedar.com.

Although Augusta has attempted to identify important factors that could cause actual actions, events, results, performance or achievements to differ materially from those described in the forward-looking statements or information contained in this news release, there may be other factors that cause actions, events, results, performance or achievements not to be as anticipated, estimated or intended.  There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Such forward-looking statements and information are made or given as at the date of this news release and Augusta disclaims any intention or obligation to update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as required under applicable securities law.  The reader is cautioned not to place undue reliance on forward-looking statements or information.